EXHIBIT 8
                                                                ---------


_______________, 1999

Board of Directors                                Board of Directors
ANB Corporation                                   Farmers State Bancorp
120 West Charles Street                           101 East Elm Street
Muncie, Indiana  47305                            Union City, Ohio 45390-1711

         RE: Merger of Farmers State Bancorp into ANB Corporation and the Exchange of Common Stock of Farmers State Bancorp for Common Stock of ANB Corporation

Ladies and Gentlemen:

         The respective Boards of Directors of ANB Corporation ("ANB") and Farmers State Bancorp ("Farmers") have requested our opinion as to certain federal income tax consequences of a reorganization involving ANB and Farmers .

         In summary, the proposed transaction involves the merger of Farmers with and into ANB ("Merger"), with ANB as the surviving entity. The surviving entity shall be known as ANB Corporation. In consideration of the Merger, non-dissenting Farmers shareholders will receive ANB common stock in exchange for their shares of Farmers common stock. Upon and after consummation of the Merger, Farmers 's wholly-owned subsidiary, Farmers State Bank of Union City, Ohio ("Bank"), will be a wholly-owned subsidiary of ANB.

                                     FACTS
                                     -----

         In connection with the Merger, the following facts have been provided to us, and we have relied upon them for purposes of this opinion:

         A.       ANB CORPORATION
                  ---------------

         ANB has its principal office at 120 West Charles Street, Delaware County, Indiana 47305. ANB is a corporation duly incorporated and existing under the laws of the State of Indiana and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of September 30, 1998, ANB had 20,000,000 shares of voting, $1.00


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ANB Corporation
Farmers State Bancorp
__________, 1999

stated value common stock authorized, of which approximately ____ million shares were issued and outstanding. ANB common stock is traded in the over-the-counter market and stock prices are reported on the NASDAQ National Market System. No shareholder of ANB holds five percent (5%) or more of ANB's outstanding common stock.

         ANB also has 250,000 shares of preferred stock authorized. The preferred stock has no stated dividend rate. No shares of ANB preferred stock have been issued, and ANB presently has no intent and no commitments to issue any of such shares.

         ANB maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. ANB is the parent corporation of an affiliated group of subsidiaries consisting of two (2) operating banks and one (1) national trust company ("ANB Group"). The ANB Group files a consolidated federal income tax return and will continue to file consolidated federal income tax returns after the effective time of the Merger.

         B.       FARMERS STATE BANCORP
                  ---------------------

         Farmers has its principal office at 101 East Elm Street, Union City, Ohio 45390-1711. Farmers is a corporation duly incorporated and existing under the laws of the State of Ohio and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of September 30, 1998, Farmers had 172,500 shares of voting, $20 par value common stock authorized, of which 153,808 shares were issued and outstanding. As of September 30, 1998, there were approximately 319 shareholders of Farmers. The common stock of Farmers is not actively traded and there has never been an established public trading market for the stock. Certain persons beneficially own more than five percent (5%) or more of Farmers' outstanding common stock.

         Farmers maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. Farmers is the parent corporation for the Bank, its only subsidiary.

                               BUSINESS PURPOSES
                               -----------------



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ANB Corporation
Farmers State Bancorp
__________, 1999

         The shareholders of ANB and the shareholders of Farmers desire to reorganize their stock interests to accomplish the following business objectives, among others:

         1. To obtain greater financial and managerial strength for future growth and to achieve economies of scale and other operational benefits.

         2. To provide the shareholders of Farmers an interest in a more widely-held enterprise with potentially more marketable stock.

         3. To allow ANB and the Bank to compete more effectively with other banking organizations and to enable the Bank to provide new and broader services to its customers.

                              PROPOSED TRANSACTION
                              --------------------

         As used herein, "Code" refers to the Internal Revenue Code of 1986, as amended, and "Regulations" refers to regulations promulgated thereunder by the Secretary of the Treasury, all as in effect as of the date of this opinion.

         To accomplish the objectives specified above, ANB and Farmers entered into an Agreement and Plan of Merger, dated October 21, 1998 ("Agreement"). Under the terms of the Agreement, Farmers will merge with and into ANB, and the Bank will become a wholly-owned subsidiary of ANB. At the effective time of the Merger, each issued and outstanding share of Farmers common stock will be converted into the right to receive 5.4 shares of ANB common stock, subject to adjustment, if any, as provided for in the Agreement.

         No fractional shares of ANB common stock will be issued with respect to fractional share interests arising from the exchange ratio specified above. Rather, any shareholder of Farmers entitled to a fractional share interest of ANB common stock will receive cash in lieu thereof in an amount equal to the fraction of the average of the bid and ask price of ANB common stock as of the trading day immediately preceding the effective date of the Merger. The payment of cash in lieu of fractional share interests of ANB common stock is solely for the


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ANB Corporation
Farmers State Bancorp
__________, 1999

purpose of avoiding the expense and inconvenience to ANB of issuing fractional shares of its common stock and does not represent separately bargained-for consideration.

         No cash or other property, except for ANB common stock and cash paid in lieu of fractional shares, will be allocated to the shareholders of Farmers, other than to dissenting shareholders, if any, who have the right to receive cash for the value of their shares of Farmers common stock upon the proper and timely exercise of their dissenters' rights as provided by applicable law. Dissenting shareholders of Farmers who have properly perfected their dissenters' rights have the right to receive cash for the value of their shares of Farmers common stock in an amount to be determined under the laws of the State of Ohio.

         The Agreement will be submitted to the shareholders of Farmers for their approval at a special meeting called and held in accordance with applicable law and with Farmers' Articles of Incorporation and By-Laws. The holders of majority of the outstanding shares of Farmers common stock and a majority of the Board of Directors of Farmers must approve the Merger. Approval of the Merger by the shareholders of ANB is not required or contemplated.

         The Merger requires the prior approval of the Board of Governors of the Federal Reserve System and the Ohio Division of Financial Institutions, which have not yet been received.

         The shares of ANB common stock will, when issued to non-dissenting shareholders of Farmers in accordance with the Agreement, be validly issued, fully paid and nonassessable and registered under the Securities Act of 1933, as amended.

                                  ASSUMPTIONS
                                  -----------

         In connection with the Merger, we have relied upon the following assumptions for the purpose of issuing this opinion:

         1. The fair market value of the ANB common stock and other consideration received by each Farmers shareholder will be approximately equal to the fair market value of the Farmers common stock surrendered in the exchange.



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ANB Corporation
Farmers State Bancorp
__________, 1999

         2. There is no plan or intention by the shareholders of Farmers who own one percent (1%) or more of the outstanding shares of Farmers common stock and, to the best knowledge of Farmers' management, there is no plan or intention on the part of the remaining shareholders of Farmers, to sell, exchange or otherwise dispose of a number of shares of ANB common stock received in the transaction that would reduce the Farmers shareholders' ownership of ANB common stock to be received in the Merger to a number of shares having a value, as of the effective time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding common stock of Farmers. For purposes of this assumption, shares of Farmers common stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of ANB common stock will be treated as outstanding Farmers common stock at the effective time of the Merger. Moreover, shares of Farmers common stock and shares of ANB common stock held by Farmers shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger have been considered in making this assumption.

         3. ANB has no plan or intention to reacquire any of its common stock issued in the Merger. ANB may, however, acquire ANB common stock on a periodic basis through purchases on an anonymous basis on the open market at open market prices.

         4. ANB has no plan or intention to sell or otherwise dispose of any of the assets of Farmers acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

         5. The liabilities of Farmers assumed by ANB and the liabilities to which the transferred assets of Farmers are subject were incurred by Farmers in the ordinary course of its business.

         6. Following the Merger, ANB will continue the historic business of Farmers or use a significant portion of Farmers' historic business assets in a business.

         7. ANB, Farmers, and the shareholders of Farmers will pay their respective expenses, if any, incurred in connection with the Merger.



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ANB Corporation
Farmers State Bancorp
__________, 1999

         8. There is no intercorporate indebtedness existing between ANB and Farmers that was issued, acquired or will be settled at a discount.

         9. No parties to the Merger are investment companies as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

         10. Farmers is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         11. The fair market value of the assets of Farmers transferred to ANB will equal or exceed the sum of the liabilities assumed by ANB plus the amount of liabilities, if any, to which the transferred assets are subject.

         12. The payment of cash in lieu of fractional shares of ANB common stock resulting from the exchange ratio is solely for the purpose of avoiding the expense and inconvenience to ANB of issuing fractional shares of ANB common stock and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Farmers shareholders instead of issuing fractional shares of ANB common stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Farmers shareholders in exchange for their shares of Farmers common stock. The fractional share interests of each Farmers shareholder will be aggregated, and no Farmers shareholder will receive cash in an amount equal to or greater than the value of one full share of ANB common stock.

         13. None of the compensation received by any shareholder-employee of Farmers will be separate consideration for, or allocable to, any of their shares of Farmers common stock; none of the shares of ANB common stock received by any shareholder-employee of Farmers will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of Farmers will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.



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ANB Corporation
Farmers State Bancorp
__________, 1999

         14. The shareholders of Farmers (immediately before the Merger) receiving shares of ANB common stock in the Merger will not own (immediately after the Merger) more than fifty percent (50%) of the fair market value of ANB common stock.

                                    OPINION
                                    -------

         Based solely upon the facts, assumptions and other information set forth above, and so long as such facts, assumptions and other information are true and correct on the date of the consummation of the Merger, it is our opinion with respect to the Merger that:

         1. Provided that the merger of Farmers with and into ANB qualifies as a statutory merger under applicable law, the proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         2. Farmers will recognize no gain or loss upon the transfer of all of its assets to ANB in exchange for ANB common stock issued to Farmers shareholders, cash paid to dissenting Farmers shareholders, if any, or to Farmers shareholders in lieu of fractional shares of ANB common stock, and the assumption by ANB of all of Farmers' liabilities.

         3. No gain or loss will be recognized by ANB on the receipt of the assets of Farmers in exchange for common stock of ANB.

         4. The shareholders of Farmers will recognize no gain or loss upon the exchange of their shares of Farmers common stock solely for shares of ANB common stock.

         The opinion expressed herein represents our conclusions as to the application of existing federal income tax law to the facts as presented to us relating to the Merger, and we give no assurance that changes in such law or any interpretation thereof will not affect the opinion expressed by us. Moreover, there can be no assurance that this opinion will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinion. We express no opinion on the treatment of the Merger under the income tax laws of any state or other taxing jurisdiction. We assume no obligation to advise you of any changes


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ANB Corporation
Farmers State Bancorp
__________, 1999

concerning the above, whether or not deemed material, which may hereafter come or be brought to our attention. The opinions expressed herein are a matter of professional judgment and are not a guarantee of result.

         This opinion is addressed to you and is solely for your use in connection with the Merger and your role as members of your respective Boards of Directors. We assume no professional responsibility to any other person or entity whatsoever, including, without limitation, any shareholder of ANB or shareholder of Farmers . Accordingly, the opinion expressed herein is not to be utilized or quoted by, or delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority without, in each instance, our prior written consent.

                                        Very truly yours,

                                               DRAFT

                                        Krieg DeVault Alexander & Capehart, LLP